Exhibit 99.1

The SCO Group

FY 2006 America Sales Compensation Plan

SCO UNIX - Me INC. – Other Products

Plan Definitions

Effective November 1, 2005

For commission compensation, there is one quota containing Product, SES/SWIM, Engineering Services, Support, Professional Services, IP Compliance Licensing, Me INC., and other products such as My SQL, Microlite and Cymphonix. The quota and credit relief for revenue against this quota are based on the following:

Component	Commission Timing Criteria

Products and Licenses including packaged product, keys, royalties, web licenses and upgrades.	Revenue Recognition

SES & Swim	Revenue Recognition

Engineering Services	Revenue Recognition

Support including premier, expert, call packs, tested & certified, ASC, team, and other support offerings, education services	Revenue Recognition

Professional Services including custom, consulting, and Incidental expenses, such as travel costs that are incurred during the PS contract period and that are billed back to the customer, are excluded (e.g.: commissions are not paid on these costs).

Revenue Recognition

Me INC and Other Products	Revenue Recognition

FY 06 COMPENSATION OVERVIEW

The sales compensation plan will be a quarterly incentive based plan as was the case in 2005.  The philosophy of the quarterly incentive plan will be to provide each participant with the opportunity to earn quarterly commissions and quarterly performance accelerators.  Each sales person will be assigned a quarterly incentive plan based upon a single revenue number.  In other words, each product/service dollar will be measured against a single quota. The definitions of commissionable products/services are:

1.               SCOUNIX (includes operating systems, maintenance and layered products)

2.               Me INC. (includes all packaged digital services and custom services)

3.               Other Products (SCO Office Server, My SQL, Microlite, Cymphonix, and all other products)

4.               SCO Support Services (all support offerings available from SCO)

5.               SCO Professional Services

6.               SCO IP Compliance Licenses

Each plan participant will have the opportunity to earn quarterly accelerators. Once the sales person achieves the quarterly quota, the sales person will earn accelerators for additional revenue sold that quarter over the quarterly goal.  All product sales will be paid in a linear fashion (1:1) quarter to quarter up to 100%.

Example: quota for Q1 is $500,000 and actual revenue = $350,000.  In this example, the rep will receive 70% of the total target incentive for that period.

For purposes of this plan, the following definitions apply:

Accelerators.  Accelerators are defined as amounts paid by SCO for revenue that exceeds established quotas.  For every revenue dollar that exceeds 100% of quota and is less than 125% of quota, SCO will pay 3% of that revenue dollar to the sales rep.  For every dollar that exceeds 125% of quota, SCO will pay 5% of that revenue dollar to the sales rep.

In addition to the above individual accelerators for reps, SCO will provide two special quarterly accelerators for fiscal year 2006.  The first quarterly accelerator will apply when a sales rep attains at least 100% of quota and exceeds the revenue attainment of that area for the same quarter of the prior year.  This accelerator will pay 7% of revenue that is generated in excess of quota.  The second quarterly accelerator will apply when a sales rep attains at least 100% of quota and the consolidated Company revenue exceeds the revenue generated in the comparable period of the prior fiscal year (i.e. Q1 2006 revenue > Q1 2005 revenue) all payouts will be at 7% of revenue that is generated in excess of quota.  In the event that both of these factors are attained (quarterly 2006 rep revenue > quarterly 2005 rep revenue and the quarterly 2006 Company revenue > the quarterly 2005 Company revenue) the accelerator payout will be 10% of revenue.

•                  Accelerators are not available on quotas that have been adjusted subsequent to the original quarterly quota allocation set by the Sales Director/VP at the beginning of the fiscal year or appointment to the sales team.  All adjustments to quota must be approved the UNIX GM and the VP of Finance.  Exceptions to this are:

1.               Companywide quota adjustments

2.               Countrywide quota adjustments

3.               Territory reallocations

Bookings.  Bookings are defined as amounts committed to SCO via a valid purchase order, regardless of when the product is shipped or the service performed.  An order is considered a booking when it has been processed and approved by sales, credit, finance, legal, customer delivery, and entered into QAD.  Revenue may or may not be recognized when an item is booked.  For example, services contracts are pro-rated over the period in which the services relate.

Bookings Bonus (UNIX products): SCO will pay a bookings bonus to the sales rep in addition to the normal commission for all transactions that meet the following criteria:  (All booking orders must meet the standard purchase order requirements of SCO).

•                  A $2,000 bookings bonus for a support services or professional services contract to an “existing” SCO customer in excess of $50,000 where payment terms may not exceed net 60 days to SCO.

•                  A $2,000 bookings bonus for a support services or professional services contract to a “new” SCO customer in excess of $25,000 where payment terms may not exceed net 60 days to SCO.

•                  A $5,000 bookings bonus for a product booking in excess of $200,000 where payment terms may not exceed net 60 days to SCO.  This bonus will only be paid for “commit deals” not initially recognized as revenue in the quarter of the booking.  In the event that partial revenue is recognized, that amount will not be eligible for the bookings bonus.

•                  Bookings bonuses will be paid after the end of the quarter along with commission payments.

Regional Sales Managers will be eligible to receive a bookings bonus based on the above criteria at 50% of the sales rep eligible bonus.

Bookings Bonus (Me INC): SCO will pay a bookings bonus to the sales rep in addition to the normal commission for all transactions that meet the following criteria:  (All booking orders must meet the standard purchase order requirements of SCO).

•                  A 10% bookings bonus for a Me INC. subscription sale to existing or new SCO customers when individual or cumulative bookings total the following:

•                  Q1 - $20,000 in bookings,

•                  Q2 - $50,000 in bookings,

•                  Q3 - $100,000 in bookings,

•                  Q4 - $230,000 in bookings.

•                  Multiple orders may be combined to determine the quarterly bookings.

•                  The thresholds discussed above are for individual quarters and are not carried forward to future quarters.

Channel Accounts.   These include Distributors, VSP’s, Premier Resellers, Authorized Resellers and Registered Resellers.

Collection of Customer Accounts. Quota attainments are subject to collection of account.  Sales which remain uncollected 90 days after invoice due date will be debited against the salesperson’s attainment for the quarter in which the sale was deemed to be un-collectible

Invoicing.  Invoicing is the amount billed to a customer during the effective period of this compensation plan, regardless of when the product or service is delivered.

New and Former SCO Account Bonus – UNIX Customers.  SCO will pay a bonus of $5,000 to the sales rep in addition to the normal commission for all transactions that meet the criteria listed below.  Prior to documenting the sales activity within a new or former account, the qualifying account must not have purchased from SCO in the previous two years.  It is acceptable that all new accounts will have a trial purchase process with SCO prior to a volume purchase of the SCO products.

•                  A new or former bonus will not be paid until the account has been invoiced a minimum of $50,000.

•                  Multiple orders may be combined for determining the $50,000 limit.

•                  Once the account is signed up, the revenue threshold will be based on the following twelve months, regardless of when the fiscal year ends.

•                  When the account reaches the threshold within twelve months, the sales rep will earn the bonus amount that existed in the plan at the time of the initial order.

•                  A rep that is assigned an existing account from another rep will be credited with the account’s revenue attainment at the date of the transfer.

•                  New or former account bonuses will be paid after the end of the quarter with commission payments (e.g. not monthly).

•                  New or former Premier Reseller, VSP’s and Enterprise Reseller accounts are eligible for new or former account bonuses. New or former Authorized and Registered Reseller accounts are not eligible for new account bonuses.

Regional Sales Managers will be eligible to receive a new or former account bonus based on the above criteria at 50% of the sales rep eligible bonus.

Me INC Spiffs and Incentives: The Sales Compensation Committee may provide for additional Me INC sales spiffs and incentives during the 2006 fiscal year to reward specific sales reps and/or Regional Sales Manager for sales of Me INC.  All Me INC sales spiffs and bonuses will be paid in the month that they are documented and approved.

Payment.  Commissions earned under this plan are paid quarterly and are calculated upon attainment of revenue against stated quota.   Optional monthly advances (recoverable draws) may be paid.  Draws paid within a quarter are deducted from actual commissions earned for that quarter.  If the option to receive a draw is chosen, payment will be as follows:

•                  During month one of the quarter, 6.25% of the annual incentive opportunity is advanced.

•                  During month three of the same quarter, 6.25% of the annual incentive opportunity is advanced.

•                  Actual commissions are computed after the end of month three when revenue has been calculated and audited.  Attainment is computed based upon the individual’s sales results against their stated quota.  Commission earned, less advances paid during months one and three is paid with the regular pay cycle closest to 45 days following the end of the quarter (this could result in payment after 45 days depending on the timing of the pay cycles).  Any advances made in excess of the quarter’s actual earnings will be recovered in the following quarter.

•                  In the event that the sales rep has taken a draw that exceeds the target incentive, the draw will be recoverable from the sales rep in the following quarter.

President’s Club.  SCO will reward the top selling individuals with a “President’s Club” event or award.  In order to qualify for fiscal year 2006, all participants must achieve a minimum of 100% of the annual revenue target.  Independent Contractors will also qualify when assigned a set quota which is achieved or exceeded.  SE’s who attain 100% of the revenue target will also be eligible to qualify for President’s Club.  SCO will also provide an opportunity for the two sales representatives who achieve the highest level of revenue for Me INC sold in FY 06.  To attend President’s Club with this invitation, a minimum of $400,000 of bookings must be attained.

Product or Services Returns.  Product or services, which are returned for invoice credit, will be debited against the Account Manager’s performance against quota in the quarter in which the return occurs.

Revenue.  Revenue is defined as net amounts billed by SCO for products and services and recognized by SCO on financial reports to its shareholders, plus or minus any corporate financial adjustments, if any.  Revenue is recognized typically for a product when shipped to an end user and for services when performed.  Recognition of revenue is subject to approval by the SCO Corporate Controller / VP of Finance.  Revenue generated by products sold at less than the authorized selling price and products sold on unauthorized terms and conditions may be excluded from revenue for compensation purposes.

Revenue Adjustments.  Revenue adjustments between sales regions will be included in the period in which the adjustment occurs.

Sales Compensation Committee.  The Sales Compensation Committee is responsible for final interpretation, adjustments, and modifications to the plan.  The Sales Compensation Committee consists of the CEO, CFO and UNIX GM.

Sales In.  Sales in is based on the sales of product / support / SES, amortized revenue, and professional services by SCO to its distribution partners and end user customers, net of corporate financial adjustments, if any.

Sales Out.  Sales out is the sales out reported to SCO by its distribution partners of product, SES/Swim, professional services, engineering services, and support, net of corporate financial adjustments, if any. Sales out is equal to sales in plus or minus the change in inventories between the beginning and end of a period.  The total revenue used to calculate commission payments cannot exceed the revenue recognized for the period.  Therefore, if the sales out claimed cumulatively by all sales reps exceed the actual revenue recognized, adjustments will be made based on quota assignments in order to bring the sales out in line with revenue.

Side Letters, Customer Purchase Order Modification.  Any formal or informal communication (i.e. side letter or verbal commitment) to a customer indicating a modification of an existing contract, agreement, or purchase order, without approval from a the UNIX GM, and the VP of Finance is prohibited.  This includes modifications to payment terms and conditions return privileges pricing and co-op. Under no circumstances should a SCO employee modify the document. Any SCO employee(s) participating in such actions is subject to immediate termination.

Territory.  Each plan participant is assigned a territory.

Transfer, Employment Termination or Leave of Absence.  Upon status change such as transfer, employment termination or leave of absence, a plan participant shall be entitled to all amounts earned as of the effective date of the employee action. Final incentive compensation payments under this plan will be made 90 days from the end of the month of the effective status change.  Any product that was shipped while the employee was employed by SCO in a sales position and returned to SCO within 90 days from the end of the month of the effective status change date will be debited from revenue for purposes of quota attainment.  Final incentive compensation payments will also be subject to the rules regarding collection of customer invoices, and to adjustments for amounts paid or received on customer accounts, as outlined in the plan.

If an employee transfers to a non-quota carrying position or terminates employment with SCO prior to October 31, the total quarterly target quota must be exceeded before the over quota earnings rate will be paid.

Final interpretation of the plan is the responsibility of the Sales Compensation Committee.  SCO shall have full recourse from the employee for any and all amounts due resulting from a negative incentive balance at time of termination.

US Named Account List. Named Accounts are based on Geography with the exception of:

(a)          All Federal Government accounts

(b)         OEM Accounts

(c)          Other Direct Accounts as assigned by VP of Sales

Non Recoverable Guarantee: The Sales Compensation Committee may approve a payment of a non-recoverable draw, typically for a period of three months in certain ramp-up or new employee situations. If a sales rep receives a non recoverable guarantee then brings in revenue which exceeds his guarantee amount, then he/she will receive the larger earnings.  Future earnings will be based on the originally stated quota and incentive.  If a sales rep does not exceed his/her guaranteed earnings, then the future earnings will be based on the remaining quarter’s quota and earnings. For example, if in Q1 a sales rep did not exceed the guaranteed earnings, then his/her earnings for Q2-Q4 will be based on the Q2-Q4 quota, revenue and incentive. A new territory assignment will be issued listing the new quota and earnings. If there is a change in the effective commission rate (percent of revenue paid after 100% of quota achieved) the new rate will be the lesser of either the previous effective commission rate or the new effective commission rate. The guaranteed amount and time period needs to be specified and approved within 2 weeks of the employees start date and sent via email to the Compensation Manager. All guarantees need to be approved by the Sales Compensation Committee.

I have read, understand and accept the above Plan Definitions.

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